                                                                   EXHIBIT 2.1
==============================================================================



                      AGREEMENT AND PLAN OF REORGANIZATION


                                      among


                              FINISAR CORPORATION,
                             a Delaware corporation
                                  ("Finisar"),


                           GEMSTONE ACQUISITION CORP.,
                     a Delaware corporation and wholly-owned
                             subsidiary of Finisar,


                            SENSORS UNLIMITED, INC.,
                            a New Jersey corporation
                                  ("Sensors"),


                                       and


                         CERTAIN PRINCIPAL SHAREHOLDERS
                                       of
                                     Sensors

                              Dated August 16, 2000



==============================================================================

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
ARTICLE I  THE MERGER....................................................................1
         Section 1.1       Effective Time of the Merger..................................1
         Section 1.2       Closing.......................................................2
         Section 1.3       Effects of the Merger.........................................2
         Section 1.4       Directors and Officers........................................2

ARTICLE II  CONVERSION OF SECURITIES.....................................................3
         Section 2.1       Certain Definitions...........................................3
         Section 2.2       Conversion of Capital Stock...................................4
         Section 2.3       Criteria For Determining Achievement of Milestones............5
         Section 2.4       Exchange of Certificates......................................5
         Section 2.5       Escrow........................................................7
         Section 2.6       Contingent Shares.............................................8
         Section 2.7       Dissenters' Rights............................................8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SENSORS...................................9
         Section 3.1       Organization, Standing and Power..............................9
         Section 3.2       Sensors Capital Structure.....................................9
         Section 3.3       Authority; Required Filings and Consents.....................10
         Section 3.4       Financial Statements.........................................11
         Section 3.5       Absence of Undisclosed Liabilities...........................11
         Section 3.6       Accounts Receivable..........................................11
         Section 3.7       Inventories..................................................12
         Section 3.8       Absence of Certain Changes or Events.........................12
         Section 3.9       Taxes........................................................13
         Section 3.10      Tangible Assets and Real Property............................15
         Section 3.11      Intellectual Property........................................16
         Section 3.12      Bank Accounts................................................18
         Section 3.13      Contracts....................................................18
         Section 3.14      Labor Difficulties...........................................19
         Section 3.15      Trade Regulation.............................................19
         Section 3.16      Environmental Matters........................................19
         Section 3.17      Employee Benefit Plans.......................................20
         Section 3.18      Compliance with Laws.........................................21
         Section 3.19      Employees and Consultants....................................21
         Section 3.20      Litigation...................................................21
         Section 3.21      Restrictions on Business Activities..........................21
         Section 3.22      Governmental Authorization...................................21
         Section 3.23      Insurance....................................................21
         Section 3.24      Interested Party Transactions................................22
         Section 3.25      No Existing Discussions......................................22
         Section 3.26      Real Property Holding Corporation............................22
         Section 3.27      Corporate Documents..........................................22
         Section 3.28      No Misrepresentation.........................................22

                                TABLE OF CONTENTS
                                   (continued)

                                                                                        Page
                                                                                        ----
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF FINISAR AND SUB...........................23
         Section 4.1       Organization.................................................23
         Section 4.2       Finisar Capital Structure....................................23
         Section 4.3       Authority; No Conflict; Required Filings and Consents........24
         Section 4.4       SEC Filings; Financial Statements............................25
         Section 4.5       Absence of Undisclosed Liabilities...........................25
         Section 4.7       Litigation...................................................25
         Section 4.8       No Misrepresentation.........................................25

ARTICLE V  CONDUCT OF BUSINESS..........................................................26
         Section 5.1       Covenants of Sensors.........................................26
         Section 5.2       Covenants of Finisar.........................................28
         Section 5.3       Cooperation..................................................28

ARTICLE VI  ADDITIONAL AGREEMENTS.......................................................29
         Section 6.1       No Solicitation..............................................29
         Section 6.2       Consents.....................................................30
         Section 6.3       Access to Information........................................30
         Section 6.4       Legal Conditions to Merger...................................30
         Section 6.5       Public Disclosure............................................30
         Section 6.6       Tax-Free Reorganization......................................30
         Section 6.7       Nasdaq Quotation.............................................31
         Section 6.8       Securities Law Matters.......................................31
         Section 6.9       HSR Act......................................................33
         Section 6.10      Employment Matters...........................................33
         Section 6.11      Stock Options................................................33
         Section 6.12      Employee Stock Purchase Plan.................................34
         Section 6.13      Finisar Plans................................................35
         Section 6.14      Employee Retention Pool......................................35
         Section 6.15      Sensors 401(k) Plan..........................................35
         Section 6.16      Brokers or Finders...........................................35
         Section 6.17      Additional Agreements; Reasonable Efforts....................36
         Section 6.18      Expenses.....................................................36
         Section 6.19      Board of Directors...........................................36

ARTICLE VII  CONDITIONS TO MERGER.......................................................36
         Section 7.1       Conditions to Each Party's Obligation to Effect the Merger...36
         Section 7.2       Additional Conditions to Obligations of Finisar and Sub......37
         Section 7.3       Additional Conditions to Obligations of Sensors..............39

ARTICLE VIII  TERMINATION AND AMENDMENT.................................................40
         Section 8.1       Termination..................................................40
         Section 8.2       Effect of Termination........................................40
         Section 8.3       Termination Fee..............................................40
         Section 8.4       Amendment....................................................41


                                TABLE OF CONTENTS
                                   (continued)

                                                                                        Page
                                                                                        ----
         Section 8.5       Extension; Waiver............................................41

ARTICLE IX  ESCROW AND INDEMNIFICATION..................................................41
         Section 9.1       Survival of Representations and Warranties...................41
         Section 9.2       Indemnification by Principal Shareholders....................41
         Section 9.3       Procedures for Indemnification...............................42
         Section 9.4       Defense of Third Party Claims................................43
         Section 9.5       Manner of Indemnification....................................43
         Section 9.6       Appointment of Shareholders' Representative..................44

ARTICLE X  GENERAL PROVISIONS...........................................................44
         Section 10.1      Notices......................................................44
         Section 10.2      Interpretation...............................................46
         Section 10.3      Counterparts.................................................47
         Section 10.4      Severability.................................................47
         Section 10.5      Entire Agreement.............................................47
         Section 10.6      Governing Law................................................47
         Section 10.7      Assignment...................................................47
         Section 10.8      Third Party Beneficiaries....................................47

EXHIBITS

Exhibit A                  Sensors Research and Development Plan
Exhibit B                  Form of Escrow Agreement
Exhibit C                  Form of Affiliate Agreement
Exhibit D-1                Form of Employment Agreement - Gregory H. Olsen
Exhibit D-2                Form of Employment Agreement - Other Specified Employees
Exhibit E                  Form of Noncompetition Agreement
Exhibit F                  Form of Opinion of Buchanan Ingersoll Professional Corporation
Exhibit G                  Form of Opinion of Gray Cary Ware & Freidenrich LLP

SCHEDULES

Schedule 1.4               Initial Directors and Officers of the Surviving Corporation
Schedule 2.6               Key Sensors Employees
Schedule 6.8(f)            Sensors Affiliates
Schedule 6.10(b)           Sensors Employees to be Offered Employment
Schedule 6.11(e)           Schedule of New Finisar Options
Schedule 6.18              Estimated Sensors Transaction Expenses
Schedule 7.2(e)            Schedule of Third Party Consents


                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of August 16, 2000, by and among Finisar Corporation, a Delaware corporation ("Finisar"), Gemstone Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Finisar ("Sub"), Sensors Unlimited, Inc., a New Jersey corporation ("Sensors"), and Gregory H. Olsen, Marshall J. Cohen, Robert Struthers and John Sudol, certain key employees and shareholders of Sensors (the "Principal Shareholders").

                                    RECITALS

     WHEREAS, the Boards of Directors of Finisar, Sub and Sensors deem it advisable and in the best interests of each corporation and its respective shareholders that Finisar and Sensors combine in order to advance the long-term business interests of Finisar and Sensors;

     WHEREAS, the combination of Finisar and Sensors shall be effected by the terms of this Agreement through a transaction (the "Merger") in which Sub will merge with and into Sensors, Sensors will become a wholly-owned subsidiary of Finisar and the shareholders of Sensors will become shareholders of Finisar; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, (i) an Agreement of Merger (the "Agreement of Merger") in such form as is required by the relevant provisions of the New Jersey Business Corporation Act (the "BCA") shall be duly prepared, executed and acknowledged by Sub and by Sensors as the Surviving Corporation (as defined in Section 1.3(a)) and delivered to the New Jersey Secretary of State for filing, along with certificates of officers (the "Officers' Certificates") of the Constituent Corporations (as defined in Section 1.3(a)), and (ii) a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law shall be duly prepared, executed and acknowledged by the Surviving Corporation and delivered to the Delaware Secretary of State for filing, in each case as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Agreement of Merger and the Officers' Certificates with the New Jersey Secretary of State and the filing of the Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

     Section 1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 1:00 p.m., Pacific Time, on a date to be specified by Finisar and Sensors (the "Closing Date"), which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein), provided that the other closing conditions set forth in Article VII have been met or waived as provided in
Article VII at or prior to the Closing, at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301 unless another date or place is agreed to in writing by Finisar and Sensors.

     Section 1.3 EFFECTS OF THE MERGER.

          (a) At the Effective Time (i) the separate existence of Sub shall cease, and Sub shall be merged with and into Sensors (the "Surviving Corporation"), (ii) the Certificate of Incorporation of Sensors shall be amended so that Article Third of such Certificate of Incorporation shall read as follows: "The total number of shares of all classes which this corporation shall have authority to issue shall be 1,000, all of which shall consist of Common Stock" and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. (Sub and Sensors are sometimes referred to herein as the "Constituent Corporations.")

          (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

     Section 1.4 DIRECTORS AND OFFICERS. The initial directors and officers of the Surviving Corporation shall be the persons identified on SCHEDULE 1.4 hereto, each of whom will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     Section 2.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (a) "ASSUMED OPTIONS" means options to purchase Finisar Common Stock issued upon conversion of Sensors Options pursuant to Section 6.11.

          (b) "CASH MERGER CONSIDERATION" has the meaning set forth in
Section 2.2(c).

          (c) "CONTINGENT SHARES" has the meaning set forth in Section 2.6.

          (d) "DEFERRED PER-SHARE STOCK AMOUNT" means a number of shares of Finisar Common Stock equal to the Performance Shares divided by the Outstanding Sensors Shares.

          (e) "ESCROW SHARES" has the meaning set forth in Section 2.5.

          (f) "FIRM MERGER SHARES" means a number of whole shares of Finisar Common Stock equal to one-half of the Net Merger Consideration.

          (g) "INITIAL PER-SHARE STOCK AMOUNT" means a number of shares of Finisar Common Stock equal to the Firm Merger Shares divided by the Outstanding Sensors Shares.

          (h) "MILESTONES" means the six development milestones set forth in the Sensors Research and Development Plan.

          (i) "NET MERGER CONSIDERATION" means the Total Stock Consideration less the aggregate number of shares of Finisar Common Stock initially subject to Assumed Options.

          (j) "OUTSTANDING SENSORS SHARES" means the aggregate number of shares of Sensors Common Stock outstanding immediately prior to the Effective Time.

          (k) "PERFORMANCE SHARES" means a number of shares of Finisar Common Stock equal to one-half of the Net Merger Consideration.

          (l) "FINISAR COMMON STOCK" means the Common Stock, $.001 par value, of Finisar.

          (m) "FINISAR SHARE PRICE" means a cash amount equal to twenty-five dollars ($25.00), as adjusted proportionately to reflect any stock split, stock combination or stock dividend effected subsequent to the date of this Agreement.

          (n) "SENSORS COMMON STOCK" means the Common Stock, $0.01 par value, of Sensors.

          (o) "SENSORS OPTIONS" has the meaning set forth in Section 2.2(d).

          (p) "SENSORS RESEARCH AND DEVELOPMENT PLAN" means the Research and Development Plan attached hereto as EXHIBIT A.

          (q) "SENSORS TRANSACTION EXPENSES" and "ESTIMATED SENSORS TRANSACTION EXPENSES" have the meanings set forth in Section 6.18.

          (r) "TOTAL STOCK CONSIDERATION" means 20,000,000 shares of Finisar Common Stock less the number of shares of Finisar Common Stock determined by dividing the aggregate Estimated Sensors Transaction Expenses, as determined pursuant to Section 6.18, by the Finisar Share Price (in each case as such number of shares is adjusted to reflect any stock split, stock combination or stock dividend effected subsequent to the date of this Agreement).

     Section 2.2 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Sensors or capital stock of Sub:

          (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (b) CONVERSION OF SENSORS COMMON STOCK. Subject to Sections 2.2(c) and 2.4, each issued and outstanding share of Sensors Common Stock, other than Dissenting Shares (as defined in Section 2.7), shall be converted into the right to receive: (i) the Initial Per-Share Stock Amount, issuable and payable at the Effective Time, or thereafter upon surrender of the certificate representing such share of Sensors Common Stock pursuant to
Section 2.4; (ii) the Deferred Per-Share Stock Amount, issuable at the Effective Time and deliverable on the first, second and third anniversaries of the Closing, as provided in Section 2.5(b); and (iii) Contingent Shares, issuable as provided in Section 2.6. All such shares of Sensors Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of Finisar Common Stock as set forth above, cash, to the extent elected pursuant to Section 2.2(c), and any cash in lieu of fractional shares of Finisar Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with this Article II.

          (c) ELECTION TO RECEIVE CASH MERGER CONSIDERATION. Notwithstanding the provisions of Section 2.2(b), a holder of outstanding shares of Sensors Common Stock may, by written notice delivered to Finisar not more than five
(5) days prior to the Closing, elect to receive cash in the amount of the Finisar Share Price per share in substitution for whole Firm Merger Shares which such holder is entitled to receive pursuant to Section 2.2(b) ("Cash Merger Consideration"); provided, however, that (i) no holder shall be entitled to elect to receive Cash Merger Consideration in lieu of more than 20% of the total number of Firm Merger Shares to which such holder would otherwise be entitled, and (ii) if the aggregate Cash Merger Consideration which the shareholders elect to receive, together with any additional payments or distributions by the Company which could be deemed to be cash payments in respect to the Merger exceeds 20% of the value of the Firm Merger Shares, the amount of Cash Merger Consideration which the electing shareholders may receive will be reduced pro-rata so that the sum of all Cash Merger Consideration plus such other cash payments equals 19.9% of the value of the Firm Merger Shares.

          (d) SENSORS STOCK OPTIONS. At the Effective Time, all then outstanding options to purchase Sensors Common Stock (the "Sensors Options") issued under Sensors' 1993 Stock Option Plan and Second Amended and Restated 1997 Stock Option Plan (collectively, the "Sensors Option Plans") not exercised as of the Effective Time will be assumed by Finisar and converted into Assumed Options in accordance with Section 6.11.

     Section 2.3 CRITERIA FOR DETERMINING ACHIEVEMENT OF MILESTONES. The achievement of each of the Milestones shall be determined on the basis of the criteria set forth in the Sensors Research and Development Plan.

     Section 2.4 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Sensors Common Stock for Finisar Common Stock and cash pursuant to the Merger are as follows:

          (a) EXCHANGE AGENT. At the Effective Time, Finisar shall deposit with an exchange agent designated by Finisar (the "Exchange Agent"), for the benefit of the holders of shares of Sensors Common Stock, for exchange in accordance with this Section 2.4, through the Exchange Agent, (i) certificates representing the Firm Merger Shares and any Cash Merger Consideration issuable and payable to the holders of Sensors Common Stock pursuant to Section 2.2 and (ii) certificates representing the Performance Shares, issuable and deliverable to the Escrow Agent pursuant to Section 2.5 (such cash and shares of Finisar Common Stock deposited with the Exchange Agent, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), in exchange for outstanding shares of Sensors Common Stock.

          (b) EXCHANGE PROCEDURES. At the Closing or within ten (10) days thereafter, Finisar shall provide to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Sensors Common Stock (each a "Certificate," and collectively, the "Certificates") whose shares were converted pursuant to
Section 2.2 into the right to receive shares of Finisar Common Stock and Cash Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Finisar and Sensors may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Finisar Common Stock and Cash Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Finisar, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole Firm Merger Shares which such holder has the right to receive pursuant to the provisions of Section 2.2(b) and (y) cash representing any Cash Merger Consideration which such holder has the right to receive pursuant to the provisions of Section 2.2(c). Certificates representing the number of whole Performance Shares which such holder has the right to receive shall be placed in escrow pursuant to Section 2.5. The Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Sensors

Common Stock which is not registered in the transfer records of Sensors, a certificate representing the Firm Merger Shares and any Cash Merger Consideration to which the holder is entitled may be issued to a transferee if the Certificate representing such Sensors Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Finisar Common Stock, Cash Merger Consideration and cash in lieu of any fractional shares of Finisar Common Stock as contemplated by this Section 2.4.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Finisar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Finisar Common Stock represented thereby and no Cash Merger Consideration or cash payment in lieu of fractional shares payable to any such holder pursuant to subsection (e) below shall be paid until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Finisar Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, any Cash Merger Consideration to which such holder is entitled and the amount of any cash payable in lieu of a fractional share of Finisar Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Finisar Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Finisar Common Stock.

          (d) NO FURTHER OWNERSHIP RIGHTS IN SENSORS COMMON STOCK. All shares of Finisar Common Stock and cash issued and paid upon the surrender for exchange of shares of Sensors Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.4) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Sensors Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Sensors Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.4.

          (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Finisar Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Finisar. Notwithstanding any other provision of this Agreement, each holder of shares of Sensors Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Finisar Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Finisar Common Stock multiplied by the Finisar Share Price.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the shareholders of Sensors after one year after the Effective Time shall be delivered to Finisar, upon demand, and any shareholders of Sensors who have not previously complied with this Section
2.4 shall thereafter look only to Finisar for payment of their claim for Finisar Common Stock, any Cash Merger Consideration, any cash in lieu of fractional shares of Finisar Common Stock, and any dividends or distributions with respect to Finisar Common Stock.

          (g) NO LIABILITY. Neither Finisar nor Sensors shall be liable to any holder of shares of Sensors Common Stock or Finisar Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Finisar shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Finisar Common Stock and any Cash Merger Consideration issuable in exchange therefor pursuant to the provisions of this Article II, together with cash, if any, in lieu of fractional shares in accordance with Section 2.4(e) hereof. The Board of Directors of Finisar may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Finisar an indemnity agreement against any claim that may be made against Finisar with respect to the Certificate alleged to have been lost, stolen or destroyed.

     Section 2.5 ESCROW.

          (a) At the Closing, the Exchange Agent will deposit into escrow (the "Escrow") certificates representing the Performance Shares (the "Escrow Shares"). The Escrow Shares shall be held by First Trust of California or such other financial institution as Finisar and Sensors shall mutually determine (the "Escrow Agent") in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of EXHIBIT B hereto (the "Escrow Agreement").

          (b) Within ten (10) days following the first anniversary of the Closing Date (or at such later date as determined pursuant to the Sensors Research and Development Plan), one-third of the Performance Shares shall be released from the Escrow and delivered to the persons who held shares of Sensors Common Stock immediately prior to the Effective Time, on a pro rata basis, if at least two of the Milestones have been achieved prior to such date. Within ten (10) days following the second anniversary of the Closing Date, (or at such later date as determined pursuant to the Sensors Research and Development Plan), two-thirds of the Performance Shares (less the number of Performance Shares, if any, previously released) shall be released from the Escrow and delivered to the former shareholders of Sensors, on a pro rata basis, if at least four of the Milestones have been achieved prior to such date. Within ten (10) days following the third anniversary of the Closing Date, the balance of the Performance Shares shall be released from the Escrow and delivered to the former shareholders of Sensors, on a pro rata basis, if all six of the Milestones have been achieved prior to such date.

          (c) Notwithstanding the foregoing, the portion of the Escrow Shares specified in Section 9.2(b) shall be subject to claims of indemnification under Article IX of this Agreement and the procedures specified in the Escrow Agreement. Subject to the provisions of Section 9.2(d), the sole recourse for indemnification claims under Article IX shall be limited to such portion of the Escrow Shares.

     Section 2.6 CONTINGENT SHARES. On each of the first three anniversaries of the Closing Date, Finisar will issue and deliver to the persons who held shares of Sensors Common Stock immediately prior to the Effective Time, on a pro rata basis, shares of Finisar Common Stock (valued on the basis of the average closing trading price per share of such stock on the Nasdaq National Market (the "NNM") for the ten (10) trading days preceding the applicable payment date) (the "Contingent Shares) as follows:

          (a) On the first anniversary of the Closing Date, if at least 75% of the key management and technical employees listed on SCHEDULE 2.6 hereto (the "Key Sensors Employees"), or equivalent replacement employees reasonably acceptable to Finisar, are then employed by Finisar or a Subsidiary of Finisar, Finisar will issue and deliver Contingent Shares having an aggregate dollar value equal to $2.375 multiplied by the aggregate number of Performance Shares, and rounded to the nearest whole share.

          (b) On the second anniversary of the Closing Date, if at least 65% of the Key Sensors Employees, or equivalent replacement employees reasonably acceptable to Finisar, are then employed by Finisar or a Subsidiary of Finisar, Finisar will issue and deliver Contingent Shares having an aggregate dollar value equal to $1.58333 multiplied by the aggregate number of Performance Shares, and rounded to the nearest whole share.

          (c) On the third anniversary of the Closing Date, if at least 50% of the Key Sensors Employees, or equivalent replacement employees reasonably acceptable to Finisar, are then employed by Finisar or a Subsidiary of Finisar, and if prior to that date all six Milestones have been achieved, Finisar will issue and deliver Contingent Shares having an aggregate dollar value equal to $0.79167 multiplied by the aggregate number of Performance Shares, and rounded to the nearest whole share.

          (d) The contingent right of the persons who held shares of Sensors Common Stock immediately prior to the Effective Time to receive Contingent Shares as set forth in this Section 2.6 will be neither negotiable nor assignable, except by operation of law.

     Section 2.7 DISSENTERS' RIGHTS. In the event the Merger becomes effective without the approval of the holders of 100% of the outstanding shares of Sensors Common Stock, any shares of Sensors Common Stock held by shareholders who properly exercise and perfect the dissenters' rights set forth in Section 14A:11 of the BCA ("Dissenting Shares") shall not be converted pursuant to Section 2.2, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the BCA. Finisar shall have the right to control all negotiations and proceedings with respect to the determination of the fair value of the Sensors Common Stock. Sensors agrees that, without the prior written consent of Finisar or as required under the BCA, it will not voluntarily make any payment with respect to, or determine or offer to determine, the fair value of the Sensors Common Stock. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of the BCA, becomes entitled to payment of the fair value of Sensors Common Stock shall receive payment therefor (but only after the fair value therefor shall have been agreed upon or finally determined pursuant to the provisions of the BCA). In the event that any holder of Sensors Common Stock fails to make an effective demand for payment or otherwise loses his, her or its status as a Dissenting Shareholder, Finisar shall, as of the later of the Effective Time or the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of his, her or its Certificate(s), the shares of Finisar Common Stock and cash, including any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Dissenting Shareholder would have been entitled under Section 2.4.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SENSORS

         Except as disclosed in the disclosure schedule provided to Finisar on or before the date of this Agreement (the "Sensors Disclosure Schedule"), Sensors and each of the Principal Shareholders, jointly and severally, represent and warrant to Finisar as follows:

     Section 3.1 ORGANIZATION, STANDING AND POWER. Sensors is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where the failure to so qualify has not and will not have a Material Adverse Effect (as defined in Section 10.2(a)) on Sensors. Sensors has delivered true and correct copies of the Certificate of Incorporation and Bylaws of Sensors, each as amended to date, to Finisar. Sensors is not in violation of any of the provisions of its Certificate of Incorporation, Bylaws or other charter documents. Sensors does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     Section 3.2 SENSORS CAPITAL STRUCTURE.

          (a) The authorized capital stock of Sensors consists of 5,000,000 shares of Sensors Common Stock and 2,000,000 shares of Preferred Stock, $0.01 par value ("Sensors Preferred Stock"). As of the date hereof, 776,833 shares of Sensors Common Stock are issued and outstanding and held of record by those persons set forth in the Sensors Disclosure Schedule. All such outstanding shares of Sensors Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance, in all material respects, with all applicable federal and state securities laws, and are not subject to any preemptive rights or rights of first refusal created by statute, the charter documents of Sensors or any agreement to which Sensors is a party or by which it is bound. As of the date hereof, 230,000 shares of Sensors Common Stock are reserved for issuance under the 1993 Stock Option Plan, and 190,000 shares of Sensors Common Stock are reserved for issuance under the Second Amended and Restated 1997 Stock Option Plan, of which an aggregate of 400,466 shares are subject to outstanding options held by those persons set forth in the Sensors Disclosure Schedule. As of the date hereof, no shares of Sensors Preferred Stock and no stock appreciation rights or restricted stock purchase rights granted under either of the Sensors Option Plans, or otherwise, are issued or outstanding.

     (b) Except as set forth in this Section 3.2 or the Sensors Disclosure Schedule, there are (i) no equity securities of any class of Sensors, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which Sensors is a party or by which it is bound obligating Sensors to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Sensors or obligating Sensors to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Sensors' capital stock (i) between or among Sensors and any of its shareholders or (ii) to Sensors' knowledge, between or among any of Sensors' shareholders.

     Section 3.3 AUTHORITY; REQUIRED FILINGS AND CONSENTS.

          (a) Sensors has all requisite corporate power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by Sensors hereunder, including the Agreement of Merger (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Sensors is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Sensors, subject only to the approval of the Merger by Sensors' shareholders as required by the BCA. This Agreement and the other Transaction Documents to which Sensors is a party have been or will be duly executed and delivered by Sensors and constitute or will constitute the valid and binding obligations of Sensors, enforceable against Sensors in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity.

          (b) The execution and delivery by Sensors of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not,
(i) conflict with, or result in any violation or breach of any provision of, the Certificate of Incorporation or Bylaws of Sensors, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Sensors is a party or by which Sensors or any of its properties or assets may be bound, or (iii) conflict with or violate any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sensors or any of its properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Sensors in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Agreement of Merger and Officer's Certificates with the New Jersey Secretary of State in accordance with the BCA, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iv) such filings as may be required under the New Jersey Industrial Site Recovery Act ("ISRA"), and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Sensors and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

     Section 3.4 FINANCIAL STATEMENTS. Sensors has delivered to Finisar (i) its audited financial statements for each of the years ended December 31, 1998 and 1999, and (ii) its unaudited financial statements, including statements of operations and cash flows for the seven-month period ended July 31, 2000 and a balance sheet as of July 31, 2000 (the "Balance Sheet Date") (collectively, the "Sensors Financial Statements"). The Sensors Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except that the unaudited Sensors Financial Statements do not contain footnotes. The Sensors Financial Statements present fairly in all material respects the financial position of Sensors as of the respective dates and the results of its operations and cash flows for the periods indicated, subject, in the case of unaudited financial statements, to normal year-end audit adjustments. Sensors maintains, and until the Effective Time will continue to maintain, a standard system of accounting established and administered in accordance with GAAP.

     Section 3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Sensors does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of the Balance Sheet Date (the "Sensors Balance Sheet") contained in the Sensors Financial Statements, (ii) liabilities contemplated by this Agreement or described in the Sensors Disclosure Schedule, and (iii) normal or recurring liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices.

     Section 3.6 ACCOUNTS RECEIVABLE. The accounts receivable shown on the Sensors Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the Sensors Balance Sheet. The accounts receivable of Sensors arising after the Balance Sheet Date and prior to the Closing Date arose, or will arise, in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with GAAP and the past practices of Sensors. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and Sensors has no knowledge of any specific facts that would be likely to give rise to any such claim. No amount of such accounts receivable is contingent upon the performance by Sensors of any obligation and no agreement for deduction or discount has been made with respect to any such accounts receivable.

     Section 3.7 INVENTORIES. The inventories shown on the Sensors Balance Sheet or thereafter acquired by Sensors consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Balance Sheet Date, Sensors has continued to replenish inventories in a normal and customary manner consistent with past practices. Sensors has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of Sensors, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of Sensors, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

     Section 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance
Sheet Date, Sensors has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, Sensors has not:

          (a) suffered any event or occurrence that has had a Material Adverse Effect on Sensors;

          (b) suffered any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on its properties or business;

          (c) granted any material increase in the compensation payable or to become payable by Sensors to its officers or employees;

          (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

          (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock, other than shares of Sensors Common Stock issued upon exercise of options outstanding under the Sensors Option Plans as of the date of this Agreement;

          (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

          (g) sold, leased, abandoned or otherwise disposed of any real property, machinery, equipment or other operating property other than in the ordinary course of business;

          (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

          (i) entered into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

          (j) incurred any material liability, except in the ordinary course of business and consistent with past practice;

          (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

          (l) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $100,000, or, in the aggregate, in excess of $250,000;

          (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

          (n) agreed to take any action described in this Section 3.8 or which would constitute a breach of any of the representations or warranties of Sensors contained in this Agreement; or

          (o) taken any other action that would have required the consent of Finisar pursuant to Section 5.1 of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement.

     Section 3.9 TAXES.

          (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Sensors has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Sensors or its operations, such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law, and Sensors has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of
Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

          (c) Sensors, as of the Closing Date, (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

          (d) Sensors has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Sensors that is not reflected as a liability on the Sensors Balance Sheet or set forth on the Sensors Disclosure Schedule, nor has Sensors executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (e) The amount of Sensors' liability for unpaid Taxes (whether actual or contingent) for all periods through the date hereof and the Closing Date does not and will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Sensors Balance Sheet (other than Taxes which have accrued after the date of such Sensors Balance Sheet).

          (f) Sensors is not a party to any tax-sharing agreement or similar arrangement with any other party, and Sensors has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

          (g) Sensors' Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Sensors has not been notified of any request for such an audit or other examination.

          (h) Sensors has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

          (i) Sensors has made available to Finisar copies of all Returns filed for all periods since its inception.

          (j) Sensors has never filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Sensors.

          (k) Sensors is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Sensors that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by Sensors or Sub as an expense under applicable law.

          (l) Sensors has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (m) Sensors has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method.

          (n) None of Sensors' assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

          (o) Sensors is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of
Section 6038A of the Code and the regulations thereunder.

          (p) Sensors has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

          (q) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort
(collectively, "Liens") on the assets of Sensors relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

          (r) Sensors (and any predecessor of Sensors) has been a validly existing S corporation within the meaning of Sections 1361 and 1362 of the Code and comparable provisions of all relevant state laws at all times during its existence, and Sensors will be an S corporation up to and including the day before the Closing Date.

     Section 3.10 TANGIBLE ASSETS AND REAL PROPERTY.

          (a) Sensors owns or leases all tangible assets and properties which are material to the conduct of its business as currently conducted or which are reflected on the Sensors Balance Sheet or acquired since the Balance Sheet Date (the "Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair. Sensors has good and marketable title to all Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the Sensors Balance Sheet Date in the ordinary course of business), free and clear of all Liens, except for Liens for current taxes not yet due and payable. Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which Sensors is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity. The Sensors Disclosure Schedule sets forth a true and correct list of all such leases, and true and correct copies of all such leases have been provided to Finisar.

          (b) Sensors owns no real property. The Sensors Disclosure Schedule sets forth a true and complete list of all real property leased by Sensors. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and
(ii) general principles of equity. True and correct copies all such of real property leases have been provided to Finisar.

     Section 3.11 INTELLECTUAL PROPERTY.

          (a) Sensors owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulas, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Sensors as currently being conducted, or as currently proposed to be conducted (all of which are referred to as the "Sensors Intellectual Property Rights"), free and clear of all Liens. The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to Sensors' interest pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants Sensors such rights to such intellectual property as are necessary to the business of Sensors as currently conducted or currently proposed to be conducted.

          (b) The Sensors Disclosure Schedule contains an accurate and complete list of (i) all patents, patent applications, trademarks, trade names, service marks and registered copyrights and applications therefor included in the Sensors Intellectual Property Rights, including the jurisdictions in which each such Sensors Intellectual Property Right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all licenses, sublicenses, distribution agreements, options, rights (including marketing rights), and other agreements to which Sensors is a party and pursuant to which any person is authorized to use any Sensors Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of Sensors (a "Sensors Product") or any adaptation, translation or derivative work based on any Sensors Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Sensors is a party and pursuant to which Sensors is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the manufacture of, incorporated in or forms a part of any Sensors Product (other than licenses for standard off-the-shelf software used in the conduct of Sensors' business), (iv) all joint development agreements to which Sensors is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Sensors has obtained funding for research and development activities.

          (c) The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to any Sensors Intellectual Property Rights, or right of termination, cancellation or acceleration of any Sensors Intellectual Property Rights, or the loss or encumbrance of any Sensors Intellectual Property Rights or material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Sensors Intellectual Property Rights or otherwise impair the right of Sensors or its customers to use the Sensors Intellectual Property Rights in the same manner as such Sensors Intellectual Property Rights are currently being used by Sensors or the customers of Sensors.

          (d) All patents and registered trademarks, service marks and copyrights issued to Sensors which relate to any Sensors Product are valid and subsisting. The manufacturing, marketing, licensing or sale of any Sensors Product does not infringe any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. Sensors (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Sensors Intellectual Property Rights or Licensed Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name, mask work right or other claims relating to the Sensors Intellectual Property Rights to which Sensors is a party or by which it is bound.

          (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any Sensors Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of Sensors without the assistance of any third party or (ii) third parties who assigned ownership of their rights with respect thereto to Sensors by means of valid and enforceable agreements, which are listed and described in the Sensors Disclosure Schedule and copies of which have been provided to Finisar. Sensors has at all times used commercially reasonable efforts to protect its trade secrets. None of the trade secrets of Sensors have been published or disclosed by Sensors or, to the knowledge of Sensors, by any other person, to any person except pursuant to licenses or contracts requiring such other persons to keep such trade secrets confidential.

          (f) Sensors is not, and, to the knowledge of Sensors, no other party to any licensing, sublicensing, distributorship or other similar arrangements with Sensors relating to the Sensors Intellectual Property Rights is, in breach of or default under any material obligations under such arrangements.

          (g) To the knowledge of Sensors, no person is infringing on or otherwise violating any right of Sensors with respect to any Sensors Intellectual Property Rights.

          (h) Sensors has not assigned, sold or otherwise transferred ownership of, or granted an exclusive license or right to use, any patent, patent application, trademark, mask work right or service mark.

          (i) Neither Sensors nor any of its officers or employees has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by Sensors in the furtherance of its business operations as currently being conducted or as currently proposed to be conducted by Sensors, which patents or applications have not been assigned to Sensors with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.

          (j) Each person currently or formerly employed by Sensors
(including consultants and independent contractors, if any) that has or had access to confidential information of Sensors has executed and delivered to Sensors a confidentiality and non-disclosure agreement in one of the forms previously provided to Finisar. Neither the execution or delivery of any such agreement by any such person, nor the carrying on by any such person, as an employee, consultant or independent contractor, of Sensors' business as currently conducted and as currently proposed to be conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

     Section 3.12 BANK ACCOUNTS. The Sensors Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Sensors maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     Section 3.13 CONTRACTS.

          (a) Sensors is not a party or subject to any agreement, obligation or commitment, written or oral:

               (i) that calls for any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to Sensors totaling more than $50,000 in any twelve-month period;

               (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without liability, penalty or premium;

               (iii) that restricts Sensors from carrying on anywhere in the world its business or any portion thereof as currently conducted;

               (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

               (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

               (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

               (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the Sensors Products;

               (viii) with any Governmental Entity or involving the provision of products or services to a Governmental Entity; or

               (ix) that is otherwise material to the business of Sensors as currently being conducted, or as currently proposed to be conducted.

          (b) To Sensors' knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

          (c) Sensors is not in default under or in breach or violation of any material contract, commitment or restriction to which Sensors is a party or by which Sensors or any of its properties or assets is bound or affected. To Sensors' knowledge, no other party is in default under or in breach or violation of any material contract, commitment, or restriction to which Sensors is a party or by which Sensors or any of its properties or assets is bound or affected.

     Section 3.14 LABOR DIFFICULTIES. Sensors is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against Sensors pending or, to Sensors' knowledge, threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or, to Sensors' knowledge, threatened against Sensors. Sensors is not now and has never been subject to any union organizing activities. Sensors has not experienced any work stoppage or other labor difficulty. To Sensors' knowledge, the consummation of the transactions contemplated by this Agreement will not have a material adverse effect on its relations with Sensors employees.

     Section 3.15 TRADE REGULATION. Sensors has not terminated its relationship with or refused to ship Sensors Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay Sensors in excess of $10,000 over any consecutive twelve (12) month period. All of the prices charged by Sensors in connection with the marketing or sale of any of its products or services have been in compliance, in all material respects, with all applicable laws and regulations. No claims have been asserted or, to Sensors' knowledge, threatened against Sensors with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind.

     Section 3.16 ENVIRONMENTAL MATTERS.

          (a) As of the date hereof, no material amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, excluding office, janitorial and similar substances (a "Hazardous Material"), is present, as a result of the actions or omissions of Sensors or, to Sensors' knowledge, as a result of any actions or omissions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Sensors has at any time owned, operated, occupied or leased. To the knowledge of Sensors, no underground storage tanks are or were present under any property that Sensors has at any time owned, operated, occupied or leased. Sensors has never notified any Governmental Entity or third party, nor has Sensors been required under any law, rule, regulation, order or agreement to notify any Governmental Entity or third party, of any spill or release of any Hazardous Material.

          (b) At all times, Sensors has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, "Hazardous Materials Activities") in material compliance with all laws, rules, regulations, orders or treaties promulgated by any Governmental Entity.

          (c) Sensors currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such businesses is currently being conducted and is in material compliance with all such Environmental Permits. Except as set forth in the Sensors Disclosure Schedule, no environmental report, closure activity, investigation or assessment, and no notification to or approval, consent or authorization from, any Governmental Entity with jurisdiction regarding environmental matters or Hazardous Materials (including, without limitation, ISRA) is required to be obtained, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

          (d) No action, proceeding, writ, injunction or claim is pending or, to the knowledge of Sensors, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Sensors. Sensors is not aware of any fact or circumstance which could reasonably be expected to involve Sensors in any environmental litigation or impose upon Sensors any liability concerning Hazardous Materials Activities.

     Section 3.17 EMPLOYEE BENEFIT PLANS.

          (a) Sensors has set forth in the Sensors Disclosure Schedule a description of (i) all employee benefit plans, (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, which are or have been maintained, contributed to, or required to be contributed to by Sensors or any affiliate of Sensors, within the meaning of Sections 414(b), (c), (m) or
(o) of the Code, for the benefit of, or relating to, any current or former employee of Sensors or any such affiliate (individually, a "Sensors Employee Plan," and collectively, the "Sensors Employee Plans").

          (b) With respect to each Sensors Employee Plan, Sensors has made available to Finisar a true and correct copy of (i) such Sensors Employee Plan and (ii) each trust agreement, group annuity contract and other plan document relating to such Sensors Employee Plan.

          (c) Each Sensors Employee Plan has been established and maintained in accordance with its terms and all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended, and the Code. With respect to the Sensors Employee Plans, individually and in the aggregate, no event has occurred, and, to Sensors' knowledge, there exists no condition or set of circumstances in connection with which Sensors could be subject to any liability which is not properly accrued on the Sensors Balance Sheet.

          (d) With respect to the Sensors Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements or books of Sensors.

          (e) Sensors is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Sensors, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Sensors of the nature contemplated by this Agreement, (iii) agreement with any officer of Sensors providing any term of employment or compensation guarantee or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 3.18 COMPLIANCE WITH LAWS. Sensors has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business.

     Section 3.19 EMPLOYEES AND CONSULTANTS. The Sensors Disclosure Schedule contains a list of the names of all employees and consultants of Sensors as of the date of this Agreement and their salaries or wages, other compensation, dates of employment and positions.

     Section 3.20 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal or, to Sensors' knowledge, threatened against Sensors or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Sensors or, to its knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Sensors.

     Section 3.21 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Sensors which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Sensors, any acquisition of property by Sensors or the conduct of business by Sensors as currently being conducted or as currently proposed to be conducted.

     Section 3.22 GOVERNMENTAL AUTHORIZATION. Sensors has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of Sensors (collectively, the "Sensors Authorizations"), and all of such Sensors Authorizations are in full force and effect.

     Section 3.23 INSURANCE. Sensors has insurance policies of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Sensors. The Sensors Disclosure Schedule contains a list of all such policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Sensors is otherwise in compliance with the terms of such policies. Sensors has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     Section 3.24 INTERESTED PARTY TRANSACTIONS.

          (a) No director, officer or shareholder of Sensors has any interest in (i) any material equipment or other material property or asset, real or personal, tangible or intangible, including, without limitation, any of the Sensors Intellectual Property Rights, used in connection with or pertaining to the business of Sensors, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Sensors Products, (iii) any entity that competes with Sensors, or with which Sensors is affiliated or has a business relationship, or (iv) any material agreement, obligation or commitment, written or oral, to which Sensors is a party; provided, however, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than one percent (1%) of the outstanding stock or debt securities of any company whose stock or debt securities are traded on a recognized stock exchange or quoted on the NNM.

          (b) Except as contemplated by the Transaction Documents or otherwise set forth in the Sensors Disclosure Schedule, Sensors is not a party to any (i) agreement with any officer or other employee of Sensors the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Sensors in the nature of any of the transactions contemplated by this Agreement, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 3.25 NO EXISTING DISCUSSIONS. As of the date hereof, Sensors is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Finisar with respect to a Sensors Acquisition Proposal (as defined in Section 6.1).

     Section 3.26 REAL PROPERTY HOLDING CORPORATION. Sensors is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     Section 3.27 CORPORATE DOCUMENTS. Sensors has furnished to Finisar, or its representatives, for its examination (i) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the Board of Directors and any committees thereof and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to Sensors. The corporate minute books and other corporate records of Sensors are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction. Sensors has delivered or made available to Finisar or its representatives true and complete copies of all documents which are referred to in this Article III or in the Sensors Disclosure Schedule.

     Section 3.28 NO MISREPRESENTATION. No representation or warranty by Sensors in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Sensors pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF FINISAR AND SUB

         Except as set forth in the disclosure schedule delivered by Finisar to Sensors on or before the date of this Agreement (the "Finisar Disclosure Schedule"), Finisar and Sub represent and warrant to Sensors as follows:

     Section 4.1 ORGANIZATION. Each of Finisar and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Finisar.

     Section 4.2 FINISAR CAPITAL STRUCTURE.

          (a) The authorized capital stock of Finisar consists of 200,000,000 shares of Finisar Common Stock and 5,000,000 shares of Preferred Stock, $0.001 par value ("Finisar Preferred Stock"). As of July 31, 2000, 159,874,284 shares of Finisar Common Stock were issued and outstanding, all of which had been duly authorized and validly issued and were fully paid and nonassessable. As of July 31, 2000, 11,056,500 shares of Finisar Common stock were reserved for issuance pursuant to stock options granted and outstanding under Finisar's stock option plans and rights outstanding under Finisar's employee stock purchase plan. No material change in such capitalization has occurred between July 31, 2000 and the date of this Agreement. As of the date hereof, no shares of Finisar Preferred Stock are issued or outstanding. All of the outstanding shares of capital stock of Sub have been duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned by Finisar, free and clear of all Liens, agreements, limitations on voting rights, charges or other encumbrances of any nature.

          (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under Finisar's stock option plans or Finisar's employee stock purchase plan, there are (i) no equity securities of any class of Finisar, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which Finisar is a party or by which it is bound obligating Finisar to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Finisar.

          (c) The shares of Finisar Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     Section 4.3 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) Finisar and Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are or will be parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Finisar or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Finisar and Sub, respectively. This Agreement and the other Transaction Documents to which Finisar and/or Sub are parties have been or will be duly executed and delivered by Finisar and/or Sub and constitute or will constitute the valid and binding obligations of Finisar and/or Sub, enforceable against Finisar and/or Sub, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by
(i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity.

          (b) The execution and delivery by Finisar and Sub of this Agreement and the other Transaction Documents to which they are or will be parties do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Finisar or Sub,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Finisar or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Finisar or Sub or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Finisar.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Finisar or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form under the HSR Act, (ii) the filing of the application for, and receipt of, the Permit (as defined in Section 6.8),
(iii) the filing of the Agreement of Merger and Officer's Certificates with the New Jersey Secretary of State in accordance with the BCA and the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) if required, the filing of a report on Form 8-K with the Securities and Exchange Commission (the "SEC"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or be reasonably likely to have a Material Adverse Effect on Finisar.

     Section 4.4 SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Finisar has timely filed and made available to Sensors all forms, reports and documents required to be filed by Finisar with the SEC since November 4, 1999, other than registration statements on Form S-8 (collectively, the "Finisar SEC Reports"). Each of the Finisar SEC Reports
(i) at the time it was filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Finisar SEC Report or necessary in order to make the statements in such Finisar SEC Report, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Finisar SEC Reports, including any Finisar SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Finisar and its Subsidiaries as of the respective dates, and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited consolidated balance sheet of Finisar as of April 30, 2000 is referred to herein as the "Finisar Balance Sheet."

     Section 4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Finisar and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Finisar, other than (i) liabilities reflected or provided for on the Finisar Balance Sheet, (ii) liabilities specifically contemplated by this Agreement, or described in the Finisar Disclosure Schedule or Finisar SEC Reports, and (iii) normal or recurring liabilities incurred since April 30, 2000 in the ordinary course of business consistent with past practices.

     Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since April 30, 2000, Finisar has not suffered any event or occurrence that has had a Material Adverse Effect on Finisar.

     Section 4.7 LITIGATION. Except as described in the Finisar SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Finisar pending or as to which Finisar has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on Finisar or a material adverse effect on the ability of Finisar to consummate the transactions contemplated by this Agreement.

     Section 4.8 NO MISREPRESENTATION. No representation or warranty by Finisar or Sub in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Finisar or Sub pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                               CONDUCT OF BUSINESS

     Section 5.1 COVENANTS OF SENSORS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Sensors agrees (except to the extent that Finisar shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, to pay or perform its other obligations when due (subject to good faith disputes with respect to such obligations), and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Sensors shall promptly notify Finisar of any event or occurrence not in the ordinary course of business of Sensors where such event or occurrence would result in a breach of any covenant of Sensors set forth in this Agreement or cause any representation or warranty of Sensors set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, or set forth on the Sensors Disclosure Schedule, Sensors shall not, without the prior written consent of Finisar:

          (a) Grant or accelerate, amend or change the period of vesting or exercisability of options, stock appreciation rights, stock purchase rights or restricted stock granted under any employee stock plan of Sensors or authorize cash payments in exchange for, or in settlement of, any options or other rights granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Sensors Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

          (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends of previously taxed S corporation earnings, in the manner and to the extent described in the Sensors Disclosure Schedule), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Sensors Common Stock upon the exercise or conversion of Sensors Options outstanding as of the date of this Agreement;

          (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $50,000;

          (f) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Sensors, except for transactions entered into in the ordinary course of business;

          (g) Take any action to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock appreciation right, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

          (j) Amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

          (k) Incur or commit to incur any individual capital expenditure in excess of $100,000 or aggregate capital expenditures in excess of $250,000, in addition to the existing commitments set forth in the Sensors Disclosure Schedule;

          (l) Enter into or amend any agreements or amendments to existing agreements pursuant to which any third party is granted exclusive marketing or distribution rights with respect to any Sensors Product;

          (m) Amend or terminate any contract, agreement or license to which it is a party, except in the ordinary course of business;

          (n) Waive or release any material right or claim, except in the ordinary course of business;

          (o) Revoke Sensors' election to be taxed as an S corporation within the meaning of Section 1361 and 1362 of the Code or take or allow any action (other than the closing of the Merger pursuant to this Agreement) that would result in the termination of Sensors' status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code;

          (p) Make, change or revoke any other material election with respect to Taxes or enter into or amend any material agreement or settlement with any taxing authority;

          (q) Initiate any litigation or arbitration proceeding; or

          (r) Agree, in writing or otherwise, to take any of the actions described in paragraphs (a) through (q) above, or any action which is reasonably likely to make any of Sensors' representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     Section 5.2 COVENANTS OF FINISAR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Finisar agrees (except to the extent that Sensors shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Finisar shall promptly notify Sensors of any event or occurrence not in the ordinary course of business of Finisar where such event or occurrence would result in a breach of any covenant of Finisar set forth in this Agreement or cause any representation or warranty of Finisar set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence.

     Section 5.3 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Finisar and Sensors shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

                                ARTICLE VI

                           ADDITIONAL AGREEMENTS

     Section 6.1 NO SOLICITATION.

          (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Sensors shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) take any action to solicit, initiate, encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Sensors, other than the transactions contemplated or expressly permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Sensors Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Sensors Acquisition Proposal, or (iii) agree to, approve or recommend any Sensors Acquisition Proposal.

          (b) Sensors shall notify Finisar no later than twenty-four (24) hours after receipt by Sensors (or its advisors) of any Sensors Acquisition Proposal or any request for nonpublic information in connection with a Sensors Acquisition Proposal or for access to the properties, books or records of Sensors by any person or entity that informs Sensors that it is considering making, or has made, a Sensors Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          (c) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Finisar shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) make any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, purchase of substantial assets, purchase of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving any other entity engaged primarily in a business substantially similar to that of Sensors (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Finisar Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Finisar Acquisition Proposal, or (iii) agree to, approve or recommend any Finisar Acquisition Proposal.

          (d) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, each Principal Shareholder agrees that he will not, directly or indirectly, through any agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Finisar) regarding any Sensors Acquisition Proposal. If a Sensors Acquisition Proposal is received by, or such information is requested from, such Principal Shareholder, such

Principal Shareholder shall promptly notify Finisar of such fact and specify the information requested and the name of the person making such proposal and/or requesting such information.

     Section 6.2 CONSENTS. Each of Finisar and Sensors shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Finisar's or Sensors' material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

     Section 6.3 ACCESS TO INFORMATION. Upon reasonable notice, Sensors shall afford to the officers, employees, accountants, counsel and other representatives of Finisar, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Sensors shall furnish promptly to Finisar or its representatives all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will treat any such information which is nonpublic in confidence in accordance with the Nondisclosure Agreement effective as of April 5, 2000 (the "Confidentiality Agreement") between Finisar and Sensors, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No information or knowledge obtained in any investigation pursuant to this
Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     Section 6.4 LEGAL CONDITIONS TO MERGER. Each of Finisar and Sensors will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Finisar and Sensors will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Sensors, Finisar or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and to enable the Closing to occur as promptly as practicable.

     Section 6.5 PUBLIC DISCLOSURE. Finisar and Sensors shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules or regulations of the SEC or the NNM.

     Section 6.6 TAX-FREE REORGANIZATION. Finisar and Sensors each intend that the Merger shall qualify for treatment as a reorganization within the meaning of Section 368(a) of the Code. Finisar and Sensors each agree to refrain from taking any action inconsistent with such intended treatment. Finisar and Sensors agree to make, and Sensors agrees to use its best efforts to cause its shareholders to make, reasonable representations as requested by counsel to Finisar and Sensors with respect to the rendering of the opinions required pursuant to Section 7.1(e).

     Section 6.7 NASDAQ QUOTATION. Finisar agrees to continue the quotation of Finisar Common Stock on the NNM during the term of this Agreement. Finisar shall use its best efforts to cause the shares of Finisar Common Stock to be issued in the Merger to be approved for quotation on the NNM, subject to official notice of issuance, prior to the Closing Date.

     Section 6.8 SECURITIES LAW MATTERS.

          (a) As soon as practicable following the execution of this Agreement, Finisar will file a request for a hearing (the "Hearing") before the Commissioner of Corporations of the State of California to consider the terms, conditions and fairness of the transactions contemplated by this Agreement pursuant to Section 25142 of the California Corporations Code, together with an application for a permit relating to the transactions contemplated by this Agreement and the Agreement of Merger (the "Permit"). Sensors and the Principal Shareholders shall promptly furnish to Finisar all data and information relating to Sensors and the Principal Shareholders as may be necessary in connection with such request and application and such other notices and documents as may be required in connection with the Hearing. Finisar, Sensors and the Principal Shareholders shall use their respective best efforts to cause the Hearing to take place and the Permit to be issued at the earliest practicable date.

          (b) Finisar shall prepare and file with appropriate state securities or "Blue Sky" authorities all applications for qualification or approval (or notices required to perfect exemptions from such compliance) as may be required in connection with the Merger. Sensors and the Principal Shareholders shall use their respective best efforts to assist Finisar as may be necessary to comply with all appropriate state securities or Blue Sky laws which may be applicable in connection with the Merger.

          (c) In connection with the Hearing, Sensors shall prepare, with the cooperation of Finisar, a Consent Solicitation Statement describing this Agreement and the transactions contemplated hereby and thereby for the purpose of soliciting the approval of Sensors Shareholders. Finisar shall provide such information about itself as Sensors shall reasonably request. The information supplied by Sensors for inclusion in the Consent Solicitation Statement shall not, on the date the solicitation statement is first mailed to Sensors Shareholders or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Sensors makes no representation, warranty or covenant with respect to any information supplied by Finisar or Sub which is contained in any of the foregoing documents. The information supplied by Finisar for inclusion in the solicitation statement shall not, on the date the solicitation statement is first mailed to Sensors' shareholders, nor at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Finisar and Sub make no representation, warranty or covenant with respect to any information supplied by Sensors which is contained in any of the foregoing documents.

          (d) The Consent Solicitation Statement shall constitute a disclosure document for the offer and issuance of shares of Finisar Common Stock to be received by the holders of Sensors Common Stock in the Merger. Finisar and Sensors shall each use reasonable commercial efforts to cause the Consent Solicitation Statement to comply with applicable federal and state securities laws requirements. Each of Finisar and Sensors agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the solicitation statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the solicitation statement. Sensors will promptly advise Finisar, and Finisar will promptly advise Sensors, in writing if at any time prior to the Effective Time either Sensors or Finisar shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the solicitation statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The solicitation statement shall contain the unanimous recommendation of the Board of Directors of Sensors that the Sensors shareholders approve the Merger and this Agreement and the unanimous conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Sensors. Anything to the contrary contained herein notwithstanding, Sensors shall not include in the solicitation statement any information with respect to Finisar or its affiliates or associates, the form and content of which information shall not have been approved by Finisar prior to such inclusion.

          (e) Upon receipt of the Permit, Sensors shall, as promptly as possible but not later than three (3) days following the effectiveness of the Permit, submit this Agreement and the transactions contemplated hereby to the Sensors shareholders for approval and adoption as provided by New Jersey law and its Certificate of Incorporation and Bylaws. Sensors shall use its best efforts to solicit and obtain the consent of the Sensors shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable and, in any event, on or before November 30, 2000. Sensors shall ensure that the meeting of the Sensors shareholders called for the purpose of approving the Merger and this Agreement, or the solicitation of written consents of the Sensors shareholders without a meeting, is conducted, and that all proxies solicited by Sensors in connection with any such meeting are solicited, in compliance with applicable law and the Sensors charter documents. Sensors' obligation to call, give notice of, convene and hold the shareholders' meeting, or to solicit the written consent of its shareholders without a meeting, in accordance with this Section 6.8(e) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Sensors of any Sensors Acquisition Proposal.

          (f) SCHEDULE 6.8(f) sets forth those persons who, in Sensors' reasonable judgment are or may be "affiliates" of Sensors within the meaning of Rule 145 (each such person a "Sensors Affiliate"). Sensors shall provide Finisar such information and documents as Finisar shall reasonably request for purposes of reviewing such list. Sensors shall deliver or cause to be delivered to Finisar, promptly following the execution of this Agreement (and in any case prior to the Closing) from each of the Sensors Affiliates, an executed Affiliate Agreement in the form attached hereto as EXHIBIT C. Finisar shall be entitled to place appropriate legends on the certificates evidencing any Finisar Common Stock to be received by such Sensors Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Finisar Common Stock, consistent with the terms of such Affiliate Agreements.

     Section 6.9 HSR ACT. Finisar and Sensors shall promptly prepare and file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     Section 6.10 EMPLOYMENT MATTERS.

          (a) Effective on the Closing Date, Gregory H. Olsen will become an employee of the Surviving Corporation pursuant to the terms of an Employment Agreement in the form of EXHIBIT D-1 hereto, and each of the other Principal Shareholders, and Chris Dries, Holly M. Dansbury, Michael J. Lange and Alan
R. Sugg will become employees of the Surviving Corporation pursuant to the terms of Employment Agreements substantially in the form of EXHIBIT D-2 hereto (collectively, the "Employment Agreements").

          (b) Prior to the Closing Date, Finisar will make offers of "at will" employment (on behalf of the Surviving Corporation) to all employees of Sensors recommended by the Chief Executive Officer of Sensors and set forth on SCHEDULE 6.10(b) hereto, such offers to be conditioned upon the consummation of the Merger. All Sensors employees whose employment will not be continued by the Surviving Corporation will be terminated by Sensors prior to the Closing Date.

     Section 6.11 STOCK OPTIONS.

          (a) Holders of outstanding, vested Sensors Options (including options that vest due to the Merger) may elect to either (i) exercise such options prior to the Closing and receive the Firm Merger Shares (or Cash Merger Consideration in lieu of a portion thereof) and the Performance Shares in the same manner and at the same time as other Sensors Shareholders or (ii) not exercise such options prior to the Closing and instead have Finisar assume their outstanding and unexercised Sensors Options and convert them into options to purchase Finisar Common Stock, as set forth in Section 6.11(b) below.

          (b) At the Effective Time, each outstanding Sensors Option which has not been exercised prior to the Closing, whether vested or unvested, shall be assumed by Finisar and converted into an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under the Sensors Option (except as otherwise provided below), such number of shares of Finisar Common Stock equal to the number of Firm Merger Shares and Performance Shares which the holder of such Sensors Option would have been entitled to receive pursuant to the Merger (assuming the issuance of all Performance Shares) had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole share), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price of the Sensors Common Stock purchasable pursuant to such Sensors Option immediately prior to the Effective Time divided by (ii) the number of full shares of Finisar Common Stock purchasable pursuant to the Assumed Option. The vesting schedule of each Assumed Option shall be structured such that each Assumed Option shall initially be vested to the extent of the greater of
(i) 25% of the total number of shares subject to the Assumed Option or (ii) the vested percentage of the original Sensors Option at the Closing, but in no event greater than 50% of the total number of shares subject to the Assumed Option, and the remainder shall vest in three approximately equal annual installments on each of the first three anniversaries of the Closing Date, subject in each case to the holder's continued service with Finisar or a Subsidiary thereof. The vesting of the Assumed Options will not be subject to acceleration upon future events, except for (x) events that cause the acceleration of options then outstanding under Finisar's stock option plans or (y) the holder's death or permanent disability, the involuntary termination of the holder's employment without cause or, in the case of the Principal Shareholders, the voluntary termination of such Principal Shareholder's employment for "Good Reason," as defined in such Principal Shareholder's Employment Agreement.

          (c) As soon as practicable after the execution of this Agreement, Sensors shall deliver to the holders of the Sensors Options an appropriate notice setting forth such holders' rights pursuant thereto and the right of the holders to make the election set forth in Section 6.11(a) above. Each Assumed Option shall be evidenced by a written assumption agreement reflecting the terms set forth in Section 6.11(b) and delivered to the former holders of Sensors Options promptly following the Effective Time. Finisar shall, to the extent required by and subject to the provisions of the Sensors Option Plan, take such actions as may be appropriate under the Code and the regulations thereunder to cause the Assumed Options representing assumed Sensors Options which qualified as incentive stock options immediately prior the Effective Time continue to qualify as incentive stock options after the Effective Time, to the extent permitted under the Code and the regulations thereunder.

          (d) Finisar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Finisar Common Stock for delivery upon exercise of the Assumed Options. As soon as practicable after the Effective Time, Finisar shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Finisar Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses in connection therewith) for so long as any Assumed Options remain outstanding. With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Finisar shall administer the Assumed Options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

          (e) In addition to the Sensors Options assumed by Finisar in the Merger, Finisar shall grant to all Sensors employees who remain employed at the Closing new options, under Finisar's employee stock option plan, to purchase shares of Finisar Common Stock in the amounts set forth on SCHEDULE 6.11(e) hereto.

     Section 6.12 EMPLOYEE STOCK PURCHASE PLAN. Employees of Sensors as of the Effective Time shall be permitted to participate in the Finisar Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan.

     Section 6.13 FINISAR PLANS. All Sensors employees who remain employees of Finisar, Sensors or any other Subsidiary of Finisar following the Effective Time shall be entitled to participate in all employee benefit plans and programs (the "Finisar Plans") that are available to other Finisar employees holding comparable positions. To the extent permitted by the Finisar Plans, each participant shall be given full credit for such participant's period of continuous service with Sensors prior to the Effective Time. To the extent permitted by law, Finisar shall amend the Finisar Plans, as necessary, to provide for such participation. In the case of medical and health insurance coverage, Finisar shall cause the Surviving Corporation to continue to insure Sensors employees under Sensors' existing insurance plans or provide them with the opportunity to participate in Finisar Plans providing generally comparable medical and health insurance coverage.

     Section 6.14 EMPLOYEE RETENTION POOL. Finisar shall establish a pool of cash in the aggregate amount of $2,000,000 (the "Retention Pool") for retention of Sensors employees. The Retention Pool shall be allocated among the employees listed on SCHEDULE 6.11(e) hereto (excluding Gregory H. Olsen) in proportion to their current base salary as set forth on a list to be delivered by Sensors to Finisar prior to the Closing. One-fourth of the amount allocated to each eligible employee will vest at the Effective Time provided such eligible employee accepts continued employment with the Surviving Corporation and will be payable on the next regular payroll date thereafter. Eligible employees will vest in the remaining amount allocated to them in equal installments on the first, second and third anniversaries of the Closing Date, subject to their continued employment by Finisar or a Subsidiary of Finisar.

     Section 6.15 SENSORS 401(k) PLAN. Sensors agrees to terminate its 401(k) plan immediately prior to the Effective Time, unless Finisar, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing Sensors with written notice of such election at least three (3) days before the Closing Date. Unless Finisar provides such notice, Sensors shall deliver to Finisar evidence that Sensors' 401(k) plan has been terminated pursuant to resolutions of Sensors' Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Finisar), effective as of the day immediately preceding the Closing Date.

     Section 6.16 BROKERS OR FINDERS. Each of Finisar and Sensors represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Broadview International, financial advisor to Finisar, to which Finisar has agreed to pay fees and expenses in connection with financial advisory services, and Quantum Leap Institute LLC ("QLI"), financial advisor to Sensors, and QLI's consultant, RHK, Inc., to which Sensors has agreed to pay fees and expenses in connection with financial advisory services, and each of Finisar and Sensors agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

     Section 6.17 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 6.18 EXPENSES. The parties shall each pay their own legal, accounting, financial advisory and consulting fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Merger is consummated all legal, accounting, financial advisory and consulting fees and expenses incurred by Sensors (whether paid or accrued) relating to the negotiation, preparation and carrying out of this Agreement and the transactions contemplated hereby, and obtaining all authorizations, consents, orders or approvals of, or declarations or filings with, all Governmental Entities in connection with such transactions (the "Sensors Transaction Expenses") shall be borne by the former security holders of Sensors, as hereinafter provided. Filing fees and other fees payable to Governmental Entities shall not be deemed to be Sensors Transaction Expenses. SCHEDULE
6.18 hereto sets forth Sensors' current estimate of the total Sensors Transaction Expenses which Sensors expects to incur (the "Estimated Sensors Transaction Expenses"). Sensors shall provide an updated schedule of Estimated Sensors Transaction Expenses not later than two (2) business days prior to the Closing (the "Closing Sensors Transaction Expense Schedule"). The amount of Sensors Transaction Expenses set forth on the Closing Sensors Transaction Expense Schedule shall be used to calculate the Total Stock Consideration as defined in Section 2.1(r). In the event the Sensors Transaction Expenses actually incurred by Sensors exceed the amount shown on the Closing Sensors Transaction Expense Schedule, Finisar shall be entitled to assert a claim against the Escrow Shares pursuant to Article XI hereof in order to recover all such additional expenses.

     Section 6.19 BOARD OF DIRECTORS. Finisar shall elect Gregory H. Olsen to its Board of Directors effective as of the Effective Time.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

     Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of the requisite number of outstanding shares of Sensors Common Stock.

          (b) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Finisar or Sensors or a material adverse effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

          (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Finisar's conduct or operation of the business of Finisar or Sensors after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

          (e) Finisar shall have received a written opinion from its counsel, Gray Cary Ware & Freidenrich LLP, and Sensors shall have received a written opinion from its counsel, Buchanan Ingersoll Professional Corporation, in form and substance reasonably satisfactory to both parties, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided, however, that if counsel to either party does not render such opinion, this condition shall be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party. In rendering such opinions, counsel may rely upon reasonable representations and certificates of Finisar, Sub, Sensors and their respective directors, officers and shareholders.

          (f) The California Department of Corporations shall have issued the Permit qualifying the securities to be issued hereunder pursuant to Section 25121 of the California Corporations Code, and such issuance shall be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof.

     Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF FINISAR AND SUB. The obligations of Finisar and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Finisar:

          (a) The representations and warranties of Sensors and the Principal Shareholders set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period and (iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually and in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Sensors, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Finisar shall have received a certificate to such effect signed on behalf of Sensors by the chief executive officer of Sensors and each of the Principal Shareholders. For purposes of this subsection 7.2(a), the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on Sensors: (i) distributions by Sensors to Sensors shareholders in the manner described in the Sensors Disclosure Statement to satisfy their Sensors-related income tax liabilities for the period Sensors was an S corporation; (ii) increases in the trading price of Finisar Common Stock, as reported on the NNM, occurring at any time or from time to time between the date hereof and the Closing Date; (iii) events or occurrences affecting the general economy, the electronics or communications industries, generally, or the segments of the electronics and communications industries in which Sensors participates; or (iv) events or occurrences related directly to the Merger or the other transactions contemplated by this Agreement.

          (b) Sensors shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Finisar shall have received a certificate to such effect signed on behalf of Sensors by the chief executive officer of Sensors.

          (c) Finisar shall have received from Sensors written evidence that the execution, delivery and performance of Sensors' obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors and the shareholders of Sensors.

          (d) Finisar shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Finisar Common Stock pursuant to the Merger.

          (e) Finisar shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the material contracts of Sensors, as set forth on SCHEDULE 7.2(e) hereto.

          (f) Each of the Principal Shareholders and the other persons listed in Section 6.10(a) shall have executed and delivered their respective Employment Agreement.

          (g) Each of the Principal Shareholders and the other persons listed in Section 6.10(a) shall have executed and delivered Noncompetition Agreements in the form of EXHIBIT E hereto (the "Noncompetition Agreement").

          (h) Finisar shall have received satisfactory assurance, as determined by Finisar in good faith, that at least 90% of the Key Sensors Employees (other than the Principal Shareholders) will remain employed by the Surviving Corporation or Finisar after the Merger.

          (i) The Merger shall have been approved by the affirmative vote of the holders of not less than 95% of the outstanding shares of Sensors Common Stock.

          (j) Finisar shall have received a legal opinion from Buchanan Ingersoll Professional Corporation, counsel to Sensors, substantially in the form of EXHIBIT F hereto.

          (k) The Escrow Agreement shall have been executed and delivered by the Shareholders' Representative (as defined in Section 9.6) and the Escrow Agent.

          (l) Finisar shall have received from each of the affiliates of Sensors an executed Affiliate Agreement.

     Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SENSORS. The obligation of Sensors to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Sensors:

          (a) The representations and warranties of Finisar and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date or for such period, and
(iii) where the failure of any such representation or warranty to be true and correct on and as of the Closing Date, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Finisar, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Sensors shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar. For the purposes of the foregoing condition, the following events or occurrences shall not be deemed to be events or occurrences having a Material Adverse Effect on Finisar: (i) reductions in the trading price of Finisar Common Stock, as reported on the NNM, occurring at any time or from time to time between the date hereof and the Closing Date; (ii) events or occurrences affecting the general economy, the electronics or communications industries, generally, or the segments of the electronics and communications industries in which Finisar participates; or (iii) events or occurrences related directly to the Merger or the other transactions contemplated by this Agreement.

          (b) Finisar and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Sensors shall have received a certificate to such effect signed on behalf of Finisar by the chief financial officer of Finisar.

          (c) Sensors shall have received from Finisar and Sub written evidence that the execution, delivery and performance of Finisar's and Sub's obligations under this Agreement have been duly and validly approved and authorized by the Boards of Directors of Finisar and Sub.

          (d) Finisar shall have executed and delivered the Employment Agreements and Noncompetition Agreements.

          (e) Sensors shall have received a legal opinion from Gray Cary Ware & Freidenrich LLP, counsel to Finisar, substantially in the form of EXHIBIT G hereto.

          (f) The Escrow Agreement shall have been executed and delivered by Finisar and the Escrow Agent.

          (g) Gregory H. Olsen shall have been duly elected as a member of Finisar's Board of Directors, effective as of the Effective Time.

                                   ARTICLE VIII

                            TERMINATION AND AMENDMENT

     Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(e), by written notice by the terminating party to the other party):

          (a) by the mutual written consent of Finisar and Sensors;

          (b) by either Finisar or Sensors if the Merger shall not have been consummated by November 30, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; and provided further, that if as of such date the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall not have been terminated or shall not have expired, Finisar or Sensors may, by written notice to the other, elect to extend such date for up to an additional sixty (60) days;

          (c) by either Finisar or Sensors if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.4 or 6.6 of this Agreement;

          (d) by Finisar if the Board of Directors of Sensors shall have withdrawn or modified its recommendation of this Agreement or the Merger for approval by the Sensors shareholders in a manner adverse to Finisar or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing; or

          (e) by Finisar or Sensors, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Finisar) or 7.3(a) or (b) (in the case of termination by Sensors) not to be satisfied and
(ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

     Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Finisar, Sensors, Sub or their respective officers, directors, shareholders or Affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 6.16, 6.18 and 8.3 of this Agreement, the confidentiality provisions set forth herein and in the Confidentiality Agreement and the non-solicitation provisions set forth in the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     Section 8.3 TERMINATION FEE. In the event that (i) Finisar should determine that any approval by its stockholders is required in connection with the consummation of the Merger,

(ii) such approval is not obtained, (iii) this Agreement is terminated as a result of Finisar's failure to obtain such approval and (iv) immediately prior to such termination, Sensors was not in breach of any of its material obligations hereunder (which breach shall not have been cured within ten (10) business days following receipt by Sensors of notice of such breach), then Finisar shall pay to Sensors a termination fee of $17,000,000, payable within thirty (30) days following the termination of this Agreement.

          Section 8.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Sensors, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX

                           ESCROW AND INDEMNIFICATION


     Section 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. If the Merger occurs, all of the representations and warranties contained in this Agreement shall survive the Closing Date (except that representations and warranties that specifically relate to a particular date or period shall be true and correct as of such date and for such period) and shall continue in full force and effect for the period ending on the date that is eighteen (18) months following the Closing Date (the "Termination Date").

     Section 9.2 INDEMNIFICATION BY PRINCIPAL SHAREHOLDERS.

          (a) Subject to the terms and conditions contained herein, each of the Principal Shareholders shall indemnify, defend and hold harmless Finisar, its officers, directors, employees and attorneys, all Subsidiaries and Affiliates of Finisar, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Finisar Group") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Finisar Group may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Sensors or the Principal Shareholders in this Agreement, including the Sensors Disclosure Schedule,
(ii) any Sensors Transaction Expenses in excess of the amount set forth on the Closing Sensors Transaction Expense Schedule and reflected in the calculation of the Total Stock Consideration, or (iii) any breach by the Principal Shareholders of this Article IX or the Escrow Agreement (collectively, "Finisar Losses").

          (b) No Principal Shareholder shall be required to indemnify any member of the Finisar Group for any Finisar Losses until the aggregate amount of all Finisar Losses under all claims shall exceed $250,000 (the "Deductible Amount"); provided, however, that Finisar Losses under Section 9.2(a)(ii) shall be recoverable in full without regard to the Deductible Amount. Except as specifically provided in Section 9.2(d), the maximum aggregate liability of any individual Principal Shareholder pursuant to Section 9.2(a) shall in no event exceed the value of the one-third of the Escrow Shares that otherwise would have been deliverable to such Principal Shareholder on the third anniversary of the Closing Date pursuant to Section 2.6 hereof (assuming four of the Milestones have been achieved by the second anniversary of the Closing Date and all six Milestones have been achieved by the third anniversary of the Closing Date), and the indemnification payment to be made on behalf of each such Principal Shareholder shall be withheld only from such portion of the Escrow Shares.

          (c) The obligation of the Principal Shareholders to indemnify members of the Finisar Group for a Finisar Loss under this Article IX is subject to the condition that the Shareholders' Representative (as defined in Section 9.6) shall have received written notice of an Indemnification Claim (as defined in Section 9.3) for such Finisar Loss on or before the Termination Date.

          (d) The provisions of Section 9.2(b) above and 9.5 below shall not limit, in any manner, (i) any remedy at law or in equity to which any member of the Finisar Group shall be entitled against Sensors or any shareholder of Sensors as a result of willful fraud or intentional misrepresentation by Sensors, any shareholder of Sensors or any of their respective representatives, or (ii) any rights that Finisar may have under federal or state securities laws.

          (e) The amount of Finisar Losses shall be computed after giving effect to the receipt of any insurance proceeds and tax benefits with respect thereto.

     Section 9.3 PROCEDURES FOR INDEMNIFICATION.

          (a) As used in this Article IX, the term "Indemnitee" means the member or members of the Finisar Group seeking indemnification hereunder.

          (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to the Representative and the Escrow Agent requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Finisar Losses and, in the case of a Third Party Claim (as defined in Section 9.4), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

          (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.4 hereof shall be observed by Indemnitee and the Representative.

     Section 9.4 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article IX (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

          (a) Indemnitee shall give the Representative and the Escrow Agent written notice of any such Third Party Claim promptly after receipt by Indemnitee of notice thereof, and the Representative may, subject to the prior written consent of Finisar, undertake control of the defense thereof by counsel of his own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. If, however, the Representative fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the Representative by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to
Section 9.5, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 9.3(b), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to the Representative or the Escrow Agent of a Third Party Claim shall not release the Principal Shareholders from their obligations hereunder, except to the extent they are prejudiced by such failure.

          (b) Indemnitee and the Representative shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

          (c) Unless the Representative has failed to fulfill its obligations under this Article IX, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of the Representative, which consent shall not be unreasonably withheld or delayed. If the Representative has assumed the defense of a Third Party Claim as contemplated by this Section 9.4, no settlement of such Third Party Claim may be made by the Representative (or the individual Principal Shareholder as the case may be) without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed.

     Section 9.5 MANNER OF INDEMNIFICATION.

          (a) The portion of the Escrow Shares specified in Section 9.2(b), deposited into Escrow pursuant to the Escrow Agreement in accordance with the provisions of Section 2.5, shall provide a fund against which members of the Finisar Group may assert claims of indemnification under this Article IX. Except as specifically provided in Section 9.2(d), the sole recourse of any member of the Finisar Group for such indemnification claims is to the portion of the Escrow Shares specified in Section 9.2(b).

          (b) Each claim for indemnification asserted against the Principal Shareholders pursuant to this Article IX shall be made only in accordance with the procedures set forth in the Escrow Agreement, subject to the provisions of Section 9.2(d) hereof.

     Section 9.6 APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVE. For purposes of this Agreement, the Principal Shareholders hereby consent to the appointment of Gregory H. Olsen as the representative and attorney-in-fact for and on behalf of the Principal Shareholders (the "Shareholders' Representative"), and to the taking by the Shareholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement or the Escrow Agreement, including, without limitation, the exercise of the power to (i) execute the Escrow Agreement on behalf of the Principal Shareholders, (ii) authorize delivery to Finisar of Escrow Shares in satisfaction of Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, (iv) resolve any Indemnification Claims and (v) take all actions necessary in the judgment of the Shareholders' Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Shareholders' Representative has unlimited authority and power to act on behalf of each Principal Shareholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. The Principal Shareholders will be bound by all actions taken by the Shareholders' Representative in connection with this Agreement, and Finisar shall be entitled to rely on any action or decision of the Shareholders' Representative. The Shareholders' Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or bad faith. In all questions arising under this Agreement or the Escrow Agreement, the Representative may rely on the advice of counsel, and the Shareholders' Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholders' Representative based on such advice. Except as expressly provided herein, the Shareholders' Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time during the term of the Escrow Agreement, holders of a majority of the Escrow Shares subject to Indemnification Claims under this
Article IX may, by written consent, appoint a new representative as the Shareholders' Representative by sending notice and a copy of the written consent appointing such new representative signed by holders of a majority of the Escrow Shares to Finisar and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Finisar and the Escrow Agent.

                                ARTICLE X

                            GENERAL PROVISIONS

     Section 10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Finisar, to:

                                    Finisar Corporation
                                    1308 Moffett Park Drive
                                    Sunnyvale, CA  94089-1113
                                    Attention: Chief Executive Officer
                                    Fax:    (408) 541-9579
                                    Tel:    (408) 548-1000

                                    with a copy to:

                                    Gray Cary Ware & Freidenrich LLP
                                    400 Hamilton Avenue
                                    Palo Alto, CA 94301
                                    Attention: Dennis C.  Sullivan, Esq.
                                    Fax:    (650) 327-3699
                                    Tel:    (650) 833-2000

     (b) if to Sensors, to

                                    Sensors Unlimited, Inc.
                                    3490 U.S. Route 1, Bldg. 12
                                    Princeton, NJ  08540
                                    Attention: Chief Executive Officer
                                    Fax:    (609) 520-0638
                                    Tel:    (609) 520-0610

                                    with a copy to:

                                    Buchanan Ingersoll Professional Corporation
                                    650 College Road East, 4th Floor
                                    Princeton, NJ  08540
                                    Attention:  David J. Sorin, Esq.
                                    Fax:    (609) 520-0360
                                    Tel:    (609) 987-6800

     (c) if to the Principal Shareholders, to

                                    c/o Sensors Unlimited, Inc.
                                    at the above address

     Section 10.2 INTERPRETATION.

          (a) For purposes of this Agreement

               (i) When reference is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated;

               (ii) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation;"

               (iii) The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available;

               (iv) The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 16, 2000;

               (v) Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its Subsidiaries, taken as a whole;

               (vi) Any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of its directors, officers, and other management level employees reasonably believed to have knowledge of such matters; and any reference to the "knowledge of Sensors" shall include the knowledge of each of the Principal Shareholders;

               (vii) Any reference to the "prospects" of Sensors or its business, or to Sensors' business "as currently proposed to be conducted," means such prospects or business without taking into account the effects of the Merger or any changes to Sensors' business that are initiated by Finisar thereafter;

               (viii) The word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; and

               (ix) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b) This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

     Section 10.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.4 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Section 10.5 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     Section 10.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

     Section 10.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 10.8 THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement, except that (i) the persons who are shareholders of Sensors immediately prior to the Effective Time (and their successors and assigns) are express intended third party beneficiaries of Articles I, II and IV, Sections 6.6 and 6.7 and Article IX,
(ii) the persons who hold Sensors Options immediately prior to the Effective Time (and their lawful successors and assigns) are express intended third party beneficiaries of Section 6.11, and (iii) each of the foregoing persons is an express intended third party beneficiary of Article X, to the extent relevant to any of the foregoing, and as such are entitled to rely on the provisions hereof as if a party hereto.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Finisar, Sub and Sensors have caused this Agreement to be signed by their respective officers thereunto duly authorized, and the Principal Shareholders have signed this Agreement, as of the date first written above.

SENSORS UNLIMITED, INC.                 FINISAR CORPORATION


By: /s/ Gregory H. Olsen                By: /s/ Jerry S. Rawls
   ---------------------------------       ---------------------------------
   Gregory H. Olsen                        Jerry S. Rawls
   President and Chief                     President and Chief
   Executive Officer                       Executive Officer


PRINCIPAL SHAREHOLDERS                  GEMSTONE ACQUISITION CORP.

   /s/ Gregory H. Olsen                 By: /s/ Jerry S. Rawls
   ---------------------------------       ---------------------------------
   Gregory H. Olsen                        Jerry S. Rawls
                                           President and Chief Executive Officer

   /s/ Marshall J. Cohen
   ---------------------------------
   Marshall J. Cohen

   /s/ Robert Struthers
   ---------------------------------
   Robert Struthers

   /s/ John Sudol
   ---------------------------------
   John Sudol



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